EXHIBIT 99.1

FOR IMMEDIATE RELEASE.	CONTACT:	Thomas Redington
203/222-7399
212/926-1733
www.redingtoninc.com

MEDIWARE REPORTS FIRST QUARTER FISCAL 2008 RESULTS

Strong Quarterly Performance Fuels 27% Increase In Revenue.

Teleconference Call Scheduled For 10:00am EST Today

LENEXA, KS  NOV 6, 2007 -- Mediware Information Systems, Inc. (Nasdaq: MEDW), a provider of ClosedLoop™ clinical systems for blood and medication management, reported total revenue for the first quarter of fiscal year 2008 of $10,744,000 compared to $8,475,000 in the comparable quarter in fiscal 2007, an increase of $2,269,000, or 26.8 percent,  Operating income for the quarter ended was $832,000 versus $36,000 for the prior year's quarter.  Net income for the quarter was $463,000, or five cents per fully diluted share, compared to net income of $164,000, or two cents per fully diluted share in the comparable quarter of fiscal year 2007.

“The quarter demonstrates continuing acceptance of Mediware’s products and strategies in the markets we serve,” said Kelly Mann, Mediware’s president and chief executive officer.  “Our strong performance illustrates solid product adoption both with existing customers as well as at new facilities. We are pleased with the progress.”

Among the quarter’s highlights:

•	Significant contract with the State of Texas to implement MediMAR™ at 11 behavioral health facilities.

•	Expansion of Mediware’s blood management products to 13 new facilities following the completion of the sunset program for existing customers.

•	Strong service revenue and implementation progress related to the installation of HCLL™.

•	Strengthened balance sheet, with cash growing to nearly $25 million, providing continued strategic flexibility.

•	Consolidation of Mediware’s operational structure, streamlining efficiencies and providing tighter control of expenses.

•	Appointment of Thomas (Kelly) Mann as president and chief executive officer, bringing more than 20 years healthcare technology experience to Mediware’s senior staff.

“We are very pleased with our contract with the State of Texas to license MediMAR for 11 of its behavioral health facilities,” said Mann. “This development illustrates the product’s capabilities in assisting large environments to address their patient safety goals. It also demonstrates the increasing market acceptance of our computerized bedside administration and documentation tools and the applicability of our ClosedLoop™ medication management strategy for behavioral health facilities.”

The behavioral health or specialty care segment represents a large and growing market for Mediware’s medication management systems. Behavioral health has the same medication safety pressures found in acute care facilities and can benefit from Mediware’s medication management product suite. Mediware’s approach provides more tailored functionality and faster implementation than monolithic catalog solutions. Mann noted that, with Texas, more than half of the facilities licensed to use MediMAR provide behavioral health or specialty care.

“A further positive development of the quarter is the large number of new customers that have adopted HCLL™ as their transfusion management platform following the completion of our blood management sunset program on June 30, 2007,” Mann continued. “With 13 new facilities signed in the quarter, we are confident in our ability to compete and win in the top tier of the market.”

During the first quarter, Mediware also announced a consolidation of business operations to promote efficiencies and to focus the company on providing ‘ClosedLoop’ solution suites that provide clinicians with one data environment for the information relating to the prescribing, preparation, and administration of drug and/or blood therapies.  The process-centric integrated data environments provided by Mediware’s blood and medication management solutions seamlessly extend the discipline and controls of the pharmacy and blood bank to patient units, operating room suites, and other venues where adverse events may occur.

Following the close of the quarter, on October 31, 2007, Mediware completed the acquisition of substantially all of the assets of Integrated Marketing Solutions, a Baltimore, MD. based provider of software products and services that enable blood and plasma donation centers to improve donor relationship management with powerful web based tools. In the transaction that was announced Mediware's purchase agreement includes a cash payment of approximately $5.5M with an additional earn-out opportunity based on operational performance.

The IMS software and services address the competitive nature of the blood supply market by enabling blood and plasma collection facilities with automated and online software to better manage relationships with donors, staff and hospitals.

"The addition of IMS extends Mediware's vision for delivering ClosedLoop management of the blood supply by adding key donor relationship and supply chain management tools to our FDA-cleared LifeTrak® software,” said Mann. “This also provides our clients and investors with a clear indication that our growth strategy includes investing in new capabilities to better serve our core markets."

Mediware will host a teleconference call today at 10:00 am Eastern Time (9:00 am Central Time) to discuss the results.  There will be a question-and-answer session directly following the presentation of the results.

To participate in the teleconference, please call 800.862.9098 (International 785.424.1051) five minutes before the scheduled start in order to register for the call. A replay of the call will be available for 10 days at 800.839.1229 (International 402.220.0459) and on the company’s website, http://www.mediware.com.

– More –

First Quarter Fiscal 2008
Operating Statement Highlights
(in thousands) (unaudited):

	Three Months Ended September 30,
	2007	2006

System Sales	$4,190	$2,323
Services	$6,554	$6,152
Total Revenue	$10,744	$8,475
Expenses	$9,912	$8,439
Operating Income	$832	$36
Net Income	$463	$164
Earnings Per Share - Diluted	$0.05	$0.02

Condensed Balance Sheet Highlights
(in thousands) (unaudited):

	As of September 30,
	2007	2006

Cash and Cash Equivalents	$24,822	$20,939
.1 Working Capital	$25,817	$19,202
Stockholders’ Equity	$42,682	$39,064

About Mediware
Mediware delivers blood and medication management software systems that encapsulate information supporting patient therapies, reinforce patient safety practices and improve efficiencies to lower costs.  Mediware’s customers include prestigious hospitals, clinics, correctional institutions, blood centers and other public and private health care institutions throughout the world.  For more information about Mediware products and services, visit our web site at www.mediware.com.

Certain statements in this press release may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act") and in releases made by the SEC from time to time.  Such forward-looking statements are not based on historical facts and involve known and unknown risks, uncertainties and other factors disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 2007, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements.  The Company disclaims any obligation to update its forward-looking statements.

11/06/07

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